CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 registration statement of our report dated December 19, 1996 included in CFM Technologies, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1996 and to all references to our firm included in this registration statement.



Philadelphia, Pa.,
Arthur Andersen LLP
August 26, 1997